Filed pursuant to Rule 424(b)(3)
File No. 333-256463

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 26, 2023)

ConvexityShares Daily 1.5x SPIKES Futures ETF (SPKY)

ConvexityShares 1x SPIKES Futures ETF (SPKX)

This supplement is to the prospectus (the “Prospectus”) of ConvexityShares Trust (the “Trust”) dated May 26, 2023, which relates to shares (the “Shares”) issued by the ConvexityShares Daily 1.5x SPIKES Futures ETF and the ConvexityShares 1x SPIKES Futures ETF (collectively, the “Funds”), each a series of the Trust. The Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-256463. Capitalized terms used but not defined herein shall have the meanings assigned to them by the Prospectus. This Prospectus supplement should be read in its entirety and kept together with your Prospectus for future reference.

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Effective July 3, 2023 (the “Effective Date”), ConvexityShares, LLC ( “ConvexityShares”) will withdraw as Sponsor of the Trust, and each of the Funds. ConvexityShares has appointed Teucrium Trading, LLC (“Teucrium”) to serve as sponsor of the Trust, commencing on the Effective Date. After the Effective Date, Teucrium will serve as sole sponsor of the Trust and intends to carry on the business of the Trust and the Funds.

Accordingly, the section of the prospectus titled “Change in Control” is hereby deleted and replaced with the following:

Change in Control

Effective July 3, 2023 (the “Effective Date”), the Sponsor will withdraw as sponsor of the Trust, and each of the Funds. The Sponsor has appointed Teucrium to serve as sponsor of the Trust, commencing on the Effective Date. After the Effective Date, Teucrium will serve as sole sponsor of the Trust and intends to carry on the business of the Trust and the Funds. It is not expected that this change in sponsor of the Trust will affect the Trust, its shareholders or an investment in the Funds’ shares in any way.

The date of this prospectus supplement is June 2, 2023